UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         July 1, 2005

Reebok International Ltd.

(Exact name of registrant as specified in its charter)

MA	1-9340	04-2678061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1895 J.W. Foster Boulevard Canton, Massachusetts		02021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 401-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement

Item 2.03               Creation of a Direct Financial Obligation

On July 1, 2005, Reebok International Ltd. (the “Company”) entered into a Credit Agreement in the amount of $300 million with Reebok International Limited; Reebok Canada Inc.; Sport Maska Inc.; the Lenders named therein; Credit Suisse, as General Administrative Agent; Credit Suisse, Toronto Branch, as Canadian Administrative Agent; BNP Paribas, as Syndication Agent; and ABN Amro Bank N.V., Bank of America, N.A., and Wachovia Bank, National Association, as Co-Documentation Agents. (the “Agreement”).  The Agreement includes a letter of credit sub-facility in the amount of $200 million as well as a revolving credit facility, which is available to finance the short-term working capital needs of the Company if required.  As part of the Agreement, the Company is required to pay certain commitment fees on the unused portion of the revolving credit facility. The Agreement contains various covenants including the requirement to maintain a minimum interest coverage ratio and debt to adjusted earnings ratio.  Under the terms of the Agreement, there are various options under which interest is calculated.   The Agreement replaces the Credit Agreement dated as of June 3, 2002 among the Company, Reebok International Limited, Reebok Finance Limited, the Lenders named therein, Credit Suisse First Boston as Administrative Agent, Fleet National Bank as Syndication Agent, and ABN Amro Bank N.V., BNP Paribas, and Wachovia Bank, N.A. as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2005

REEBOK INTERNATIONAL LTD.

	By:	/s/ Kenneth Watchmaker
Kenneth I. Watchmaker
Executive Vice President and
Chief Financial Officer